Exhibit 99.1

BOOZ ALLEN HAMILTON ANNOUNCES

SECOND QUARTER FISCAL 2013 RESULTS

Second quarter revenue decreased 2.9 percent, to $1.39 billion

Adjusted EBITDA increased 8.2 percent, to $123.8 million

Adjusted Diluted Earnings per Share increased by 8.3 percent, to $0.39 per share

Quarterly cash dividend declared – payable on November 30, 2012

McLean, Virginia; October 31, 2012 – Booz Allen Hamilton Holding Corporation (NYSE:BAH), the parent company of management and technology consulting firm Booz Allen Hamilton Inc., today announced preliminary results for the second quarter of fiscal 2013 with solid earnings growth after adjustments for non-recurring items over the prior year period. Booz Allen also reported total backlog of $12.45 billion as of September 30, 2012. Booz Allen’s fiscal year runs from April 1 to March 31, with the second quarter of fiscal 2013 ending September 30, 2012.

Revenue in the second quarter of fiscal 2013 was $1.39 billion, compared with $1.43 billion in the prior year period, a decrease of 2.9 percent. The decline in revenue, which was consistent with the Company’s forecast, was primarily due to a reduction in billable expenses and a lower ratio of indirect costs to direct labor compared with the prior year period. Reductions in billable expenses and indirect costs have a direct correlation to the amount of revenue recognized on cost reimbursable contracts.

In the second quarter of fiscal 2013, net income decreased to $46.1 million from $75.3 million in the prior year period, and Adjusted Net Income increased to $55.7 million from $50.6 million in the prior year period. Diluted earnings per share (EPS) was $0.27 for the second quarter of fiscal 2013, compared with $0.53 in the prior year quarter; Adjusted Diluted Earnings per Share was $0.39 for the current quarter, compared with $0.36 in the prior year period. Earnings in the prior year period at both the aggregate and per-share level reflected a substantial increase attributable to the release of a significant income tax reserve and the realization of a gain from the sale of Booz Allen’s state and local transportation business in the quarter ending September 30, 2011. Additionally, the current year’s quarter includes one-time charges associated with the July 2012 refinancing transaction. Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings per Share remove these one-time and unusual items and therefore Booz Allen believes these metrics are useful tools for investors in evaluating its financial results.

The Company authorized and declared a regular quarterly cash dividend of $0.09 per share, payable on November 30, 2012, to stockholders of record on November 13, 2012.

Ralph W. Shrader, Booz Allen’s Chairman, Chief Executive Officer, and President, said “We grew adjusted earnings and margins and generated significant cash flow this quarter, and we have delivered an impressive 68 percent total return to shareholders for the 12 months ending September 30, 2012. Our backlog is over $12 billion as of September 30, 2012, with a book-to-bill ratio of 2.6, demonstrating strong demand from our clients for our services, despite the generally challenging market conditions for government contractors. Our wins in the important end-of-government-fiscal year period spanned all major markets – civil, defense, and intelligence – and we continue to add new contracts from financial institutions and healthcare and energy companies in the commercial arena.

“Booz Allen is leaning forward and excited about the future. We have the free cash flow and resources to invest in growth areas of our business and selectively pursue strategically-attractive acquisitions, such as our recently announced definitive agreement to purchase the Defense Systems Engineering and Support division of ARINC to be paid with available cash on hand,” Dr. Shrader said. “This acquisition will add to our engineering capabilities and brings us scale and specialized expertise in C4ISR, prototyping, specialized software development, and analytics – all areas where we see growth potential and client demand, and that complement our existing capabilities.

“We will continue to guide our business on a steady course – managing with agility and precision, delivering excellent quality to our clients, aggressively going after our recompetes, and pursuing strategically-important new work. At the same time, we will build on our proven track record of strong cash generation and capital deployment, and effective management of our balance sheet to deliver high value to our shareholders,” Dr. Shrader said.

Financial Review

Second Quarter Fiscal 2013 – Below is a summary of Booz Allen’s results for the fiscal 2013 second quarter and the key factors driving those results:

•

Booz Allen’s 2.9 percent decrease in revenue in the second quarter of fiscal 2013 compared with the prior year period was primarily due to a decrease in the percentage of revenue attributable to billable expenses and a lower ratio of indirect costs to direct labor compared with the prior year period. The lower indirect costs are due to the cost restructuring in January 2012 and a continued emphasis on cost management in the business, which has a direct correlation to a reduction in revenue recognized on cost reimbursable contracts.

•

In the second quarter of fiscal 2013, operating income increased to $102.0 million from $93.7 million in the prior year period, and Adjusted Operating Income increased to $109.3 million from $100.0 million in the prior year period. The improvement in Adjusted Operating Income was driven by more effective deployment of Booz Allen’s consulting staff and disciplined management of the Company’s costs.

•

In the second quarter of fiscal 2013, net income decreased to $46.1 million from $75.3 million in the prior year period, and Adjusted Net Income increased to $55.7 million from $50.6 million in the prior year period. Adjusted EBITDA increased 8.2 percent to $123.8 million in the second quarter of fiscal 2013, compared with $114.5 million in the prior year period. In the second quarter of fiscal 2013, diluted EPS decreased to $0.27 from $0.53 in the prior year period; Adjusted Diluted EPS increased to $0.39 from $0.36 in the prior year period. These metrics were driven by the same factors as Adjusted Operating Income as well as by an increase in income taxes, interest and other expenses for the quarter ended September 30, 2012.

•

As previously noted, earnings in the prior year period reflected a substantial increase attributable to the release of a significant income tax reserve and the realization of a gain from the sale of Booz Allen’s state and local transportation business in the quarter ending September 30, 2011. In the current quarter ended September 30, 2012, the Company incurred one-time costs associated with the July 2012 refinancing transaction. Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings per Share remove these one-time and unusual items.

Funded backlog as of September 30, 2012 was $3.52 billion, compared with $3.44 billion as of September 30, 2011. Booz Allen’s total backlog, as of September 30, 2012, was $12.45 billion, compared with an all-time high of $12.86 billion as of September 30, 2011. The seasonally strong total backlog and increased funded backlog in the second quarter of fiscal 2013 are important indicators of resilience in the Company’s business given the continuing uncertainty faced by its clients.

First Half Fiscal 2013 – Booz Allen’s cumulative performance for the first and second quarters of fiscal 2013, driven by the same factors discussed above, has resulted in:

•	Revenue of $2.82 billion for the six months ended September 30, 2012, compared with $2.88 billion for the prior year period, a decrease of 1.9 percent;

•	Net income for the first half of fiscal 2013 of $108.1 million, compared with $126.5 million for the first half of fiscal 2012;

•	Adjusted Net Income for the first half of fiscal 2013 of $121.7 million compared with $108.6 million in the prior year period;

•	Adjusted EBITDA for the first half of fiscal 2013 of $259.5 million compared with $237.4 million in the first half of fiscal 2012; and

•	Diluted EPS for the first half of fiscal 2013 of $0.69 and Adjusted Diluted EPS of $0.85, compared with $0.90 and $0.77 per share, respectively, for the first half of fiscal 2012.

Net cash provided by operating activities for the first half of fiscal 2013 was $389.7 million compared with $177.1 million in the prior year period. Free cash flow was $375.4 million, compared with $133.5 million in the prior year period. Booz Allen’s cash flow benefitted from exceptionally strong cash collections, as evidenced by Days Sales Outstanding of 57 days for the most recent quarter, compared with 68 days for the prior year quarter.

Acquisition of ARINC’s Defense Systems Engineering and Support Division (DSES)

On October 16, 2012, Booz Allen announced that it had entered into a definitive agreement to acquire the DSES division of ARINC Incorporated for $154 million from available cash on hand. Approximately 1,000 employees from various locations of ARINC Incorporated, many of which align with Booz Allen’s existing locations, are expected to join Booz Allen as a result of the acquisition. The transaction is expected to close later this year, subject to customary closing conditions, including the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Assuming a November 30, 2012 closing, DSES is expected to add approximately $110 million - $120 million in revenue during Booz Allen’s fiscal 2013. While accretion to earnings in the current fiscal year will be mostly offset by transaction and integration expenses, Booz Allen expects the transaction, once completed, to be accretive to its earnings in fiscal 2014, which begins April 1, 2013.

Financial Outlook

Based on a continuation of current macro-economic trends and no sequestration, we expect revenue growth to remain flat for the second half of Booz Allen’s fiscal 2013. At the bottom line, we are reaffirming our previous guidance and are forecasting diluted EPS to be in the range of $1.40 to $1.50, and Adjusted Diluted EPS on the order of $1.60 to $1.70 per share. Our guidance, both at the top and bottom line, is inclusive of DSES.

These EPS estimates are based on fiscal year 2013 estimated average diluted shares outstanding of approximately 144.5 million shares.

Conference Call Information

Booz Allen will host a conference call at 8 a.m. EDT on Wednesday, October 31, 2012, to discuss the financial results for its Second Quarter of Fiscal Year 2013 (ending September 30, 2012). Analysts and institutional investors may participate on the call by dialing 866-272-9941 (international 617-213-8895) and entering passcode 57851269. The conference call will be webcast simultaneously to the public through a link on the investor relations section of the Booz Allen Hamilton web site at www.boozallen.com. A replay of the conference call will be available online at www.boozallen.com beginning at 10 a.m. EDT on October 31, 2012, and continuing through November 30, 2012. The replay will also be available by telephone at 888-286-8010 (international 617-801-6888) with the passcode 81784725.

About Booz Allen Hamilton

Booz Allen Hamilton is a leading provider of management and technology consulting services to the U.S. government in defense, intelligence, and civil markets, and to major corporations, institutions, and not-for-profit organizations. Booz Allen is headquartered in McLean, Virginia, employs approximately 24,000 people, and had revenue of $5.86 billion for the 12 months ended March 31, 2012.

CONTACT:

Media Relations – Marie Lerch 703-902-5559; James Fisher 703-377-7595

Investor Relations – Curt Riggle 703-377-5332.

Non-GAAP Financial Information

“Adjusted Operating Income” represents Operating Income before (i) certain stock option-based and other equity-based compensation expenses, (ii) adjustments related to the amortization of intangible assets, and (iii) any extraordinary, unusual, or non-recurring items. Booz Allen prepares Adjusted Operating Income to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted EBITDA” represents net income before income taxes, net interest and other expense and depreciation and amortization and before certain other items, including: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, and (iii) any extraordinary, unusual or non-recurring items. Booz Allen prepares Adjusted EBITDA to eliminate the impact of items it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Net Income” represents net income before: (i) certain stock option-based and other equity-based compensation expenses, (ii) transaction costs, fees, losses, and expenses, including fees associated with debt prepayments, (iii) adjustments related to the amortization of intangible assets, (iv) amortization or write-off of debt issuance costs and write-off of original issue discount and (v) any extraordinary, unusual or non-recurring items, in each case net of the tax effect calculated using an assumed effective tax rate. Booz Allen prepares Adjusted Net Income to eliminate the impact of items, net of taxes, it does not consider indicative of ongoing operating performance due to their inherent unusual, extraordinary or non-recurring nature or because they result from an event of a similar nature.

“Adjusted Diluted EPS” represents diluted EPS calculated using Adjusted Net Income as opposed to Net Income. Additionally, Adjusted Diluted EPS does not contemplate any adjustments to net income as required under the two-class method of calculating EPS as required in accordance with GAAP.

“Free Cash Flow” represents the net cash generated from operating activities less the impact of purchases of property and equipment.

Booz Allen utilizes and discusses in this release Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS because management uses these measures for business planning purposes, including managing its business against internal projected results of operations and measuring its performance. Management views Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS as measures of the core operating business, which exclude the impact of the items detailed in the supplemental exhibits, as these items are generally not operational in nature. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. Booz Allen also utilizes and discusses Free Cash Flow in this release because management uses this measure for business planning purposes, measuring the cash generating ability of the operating business and measuring liquidity generally. Booz Allen presents these supplemental measures because it believes that these measures provide investors and securities analysts with important supplemental information with which to evaluate Booz Allen’s performance, long term earnings potential, or liquidity, as applicable, and to enable them to assess Booz Allen’s performance on the same basis as management. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies in Booz Allen’s industry. Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow are not recognized measurements under GAAP and when analyzing Booz Allen’s performance or liquidity, as applicable, investors should (i) evaluate each adjustment in our reconciliation of Operating and Net Income to Adjusted Operating Income, Adjusted EBITDA and Adjusted Net Income, and cash flows to Free Cash Flows and the explanatory footnotes regarding those adjustments, (ii) use Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS in addition to, and not as an alternative to Operating Income, Net Income or Diluted EPS as a measure of operating results, each as defined under GAAP, and (iii) use Free Cash Flows, in addition to, and not as an alternative to, Net Cash Provided by Operating Activities as a measure of liquidity, each as defined under GAAP. Exhibit 4 includes a reconciliation of Adjusted Operating Income, Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow to the most directly comparable financial measure calculated and presented in accordance with GAAP.

No reconciliation of the forecasted range for Adjusted Diluted EPS to Diluted EPS for fiscal 2013 is included in this release because we are unable to quantify certain amounts that would be required to be included in the GAAP measure without unreasonable efforts and we believe such reconciliations would imply a degree of precision that would be confusing or misleading to investors.

Forward Looking Statements

Certain statements contained in this press release and in related comments by our management include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Examples of forward-looking statements include information concerning Booz Allen’s preliminary financial results, financial outlook and guidance, including forecasted revenue, Diluted EPS, and Adjusted Diluted EPS, future quarterly dividends, and future improvements in operating margins, as well as any other statement that does not directly relate to any historical or current fact. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “should,” “forecasts,” “expects,” “intends,” “plans,” “anticipates,” “projects,” “outlook,” “believes,” “estimates,” “predicts,” “potential,” “continue,” “preliminary,” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct.

These forward-looking statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

These risks and other factors include: cost cutting and efficiency initiatives and other efforts to reduce U.S. government spending, including automatic sequestration required by the Budget Control Act of 2011, which could reduce or delay funding for orders for services especially in the current political environment; delayed funding of our contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations or related changes in the pattern or timing of government funding and spending; any issue that compromises our relationships with the U.S. government or damages our professional reputation; changes in U.S. government spending and mission priorities that shift expenditures away from agencies or programs that we support; the size of our addressable markets and the amount of U.S. government spending on private contractors; failure to comply with numerous laws and regulations; our ability to compete effectively in the competitive bidding process and delays caused by competitors’ protests of major contract awards received by us; the loss of General Services Administration Multiple Award Schedule Contracts, or GSA schedules, or our position as prime contractor on Government-wide acquisition contract vehicles; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; our ability to generate revenue under certain of our contracts; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in estimates used in recognizing revenue; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; an inability to hire, assimilate and deploy enough employees to serve our clients under existing contracts; an inability to timely and effectively utilize our employees; failure by us or our employees to obtain and maintain necessary security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; increased competition from other companies in our industry; failure to maintain strong relationships with other contractors; inherent uncertainties and potential adverse developments in legal or regulatory proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements, withheld payments, penalties or other unfavorable outcomes including debarment, as well as disputes over the availability of insurance or indemnification; internal system or service failures and security breaches, including, but not limited to, those resulting from external cyber attacks on our network and internal systems; risks related to changes to our operating structure, capabilities, or strategy intended to address client needs, grow our business or respond to market developments; risks associated with new relationships, clients, capabilities, and service offerings in our U.S. and international businesses; failure to comply with special U.S. government laws and regulations relating to our international operations; risks related to our indebtedness and credit facilities which contain financial and operating covenants; the adoption by the U.S. government of new laws, rules and regulations, such as those relating to organizational conflicts of interest issues; our ability to realize the expected benefits from our acquisition of the DSES division of ARINC Incorporated; risks related to future acquisitions; an inability to utilize existing or future tax benefits, including those related to stock-

based compensation expense, for any reason, including a change in law; and variable purchasing patterns under U.S. government GSA schedules, blanket purchase agreements and Indefinite Delivery/Indefinite Quantity contracts. Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, filed with the SEC on May 30, 2012.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibits:

Exhibit 1:	Condensed Consolidated Statements of Operations
Exhibit 2:	Condensed Consolidated Balance Sheets
Exhibit 3:	Condensed Consolidated Statements of Cash Flows
Exhibit 4:	Non-GAAP Financial Information
Exhibit 5:	Operating Data

Exhibit 1

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue	$1,387,650	$1,429,044	$2,820,074	$2,875,880
Operating costs and expenses:
Cost of revenue	702,066	715,642	1,429,436	1,442,473
Billable expenses	353,444	380,911	731,904	773,101
General and administrative expenses	212,498	220,290	405,853	432,125
Depreciation and amortization	17,613	18,536	36,116	36,394

Total operating costs and expenses	1,285,621	1,335,379	2,603,309	2,684,093

Operating income	102,029	93,665	216,765	191,787
Interest expense	(17,811)	(12,194)	(29,057)	(24,488)
Other, net	(7,343)	4,051	(7,826)	3,609

Income before income taxes	76,875	85,522	179,882	170,908
Income tax expense	30,759	10,190	71,821	44,440

Net income	$46,116	$75,332	$108,061	$126,468

Earnings per common share:
Basic	$0.29	$0.58	$0.75	$0.98

Diluted	$0.27	$0.53	$0.69	$0.90

Dividends declared per share	$6.59	$—	$8.18	$—

Exhibit 2

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Balance Sheets

(Amounts in thousands, except share and per share data)	September 30, 2012	March 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$488,979	$484,368
Accounts receivable, net of allowance	839,647	1,077,315
Prepaid expenses and other current assets	114,036	95,980

Total current assets	1,442,662	1,657,663
Property and equipment, net of accumulated depreciation	174,640	191,079
Intangible assets, net of accumulated amortization	217,576	223,834
Goodwill	1,187,715	1,188,004
Other long-term assets	67,485	54,211

Total assets	$3,090,078	$3,314,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$46,500	$42,500
Accounts payable and other accrued expenses	449,199	443,951
Accrued compensation and benefits	396,407	357,872
Other current liabilities	76,948	70,123

Total current liabilities	969,054	914,446
Long-term debt, net of current portion	1,691,088	922,925
Other long-term liabilities	310,402	292,235

Total liabilities	2,970,544	2,129,606
Stockholders’ equity:
Common stock, Class A — $0.01 par value — authorized, 600,000,000 shares; issued, 132,209,076 shares at September 30, 2012 and 128,726,324 shares at March 31, 2012; outstanding, 131,819,755 shares at September 30, 2012 and 128,392,549 shares at March 31, 2012	1,322	1,287
Non-voting common stock, Class B — $0.01 par value — authorized, 16,000,000 shares; issued and outstanding, 2,401,854 shares at September 30, 2012 and 2,487,125 shares at March 31, 2012	24	25
Restricted common stock, Class C — $0.01 par value — authorized, 5,000,000 shares; issued and outstanding, 1,401,803 shares at September 30, 2012 and 1,533,020 shares at March 31, 2012	14	15
Special voting common stock, Class E — $0.003 par value — authorized, 25,000,000 shares; issued and outstanding, 8,942,319 shares at September 30, 2012 and 10,140,067 shares at March 31, 2012	27	30
Treasury stock, at cost — 389,321 shares at September 30, 2012 and 333,775 shares at March 31, 2012	(6,226)	(5,377)
Additional paid-in capital	94,135	898,541
Retained earnings	38,473	299,379
Accumulated other comprehensive loss	(8,235)	(8,715)

Total stockholders’ equity	119,534	1,185,185

Total liabilities and stockholders’ equity	$3,090,078	$3,314,791

Exhibit 3

Booz Allen Hamilton Holding Corporation

Condensed Consolidated Statements of Cash Flows

	Six Months Ended September 30,
(Amounts in thousands)	2012	2011
	(Unaudited)
Cash flows from operating activities
Net income	$108,061	$126,468
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of state and local transportation business	—	(4,082)
Transaction costs on sale of state and local transportation business	—	(5,432)
Depreciation and amortization	36,116	36,394
Amortization of debt issuance costs	2,672	2,400
Amortization of original issuance discount on debt	646	550
Loss on extinguishment	9,879	—
Excess tax benefits from the exercise of stock options	(16,305)	(15,960)
Stock-based compensation expense	14,367	18,448
Loss on disposition of property and equipment	956	10
Change in assets and liabilities:
Accounts receivable, net	237,668	71,045
Prepaid expenses and other current assets	(2,066)	(6,674)
Other long-term assets	5,549	11,847
Accrued compensation and benefits	(21,616)	(49,198)
Accounts payable and other accrued expenses	1,144	21,135
Accrued interest	4,075	4,694
Other current liabilities	6,488	(6,412)
Other long-term liabilities	2,114	(28,116)

Net cash provided by operating activities	389,748	177,117

Cash flows from investing activities
Purchases of property and equipment	(14,375)	(43,640)
Proceeds from sale of state and local transportation business	—	23,332

Net cash used in investing activities	(14,375)	(20,308)

Cash flows from financing activities
Net proceeds from issuance of common stock	3,359	4,695
Cash dividends paid	(1,097,773)	—
Dividend equivalents to option holders	(37,731)	—
Repayment of debt	(970,000)	(15,000)
Net proceeds from debt	1,710,143	—
Excess tax benefits from the exercise of stock options	16,305	15,960
Stock option exercises	5,784	6,502
Repurchases of common stock	(849)	(5,377)

Net cash (used in) / provided by financing activities	(370,762)	6,780

Net increase in cash and cash equivalents	4,611	163,589
Cash and cash equivalents — beginning of period	484,368	192,631

Cash and cash equivalents — end of period	$488,979	$356,220

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$17,622	$17,085

Income taxes	$65,732	$50,072

Exhibit 4

Booz Allen Hamilton Holding Corporation

Non-GAAP Financial Information

	Three Months Ended September 30,		Six Months Ended September 30,
(Amounts in thousands, except share and per share data)	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Adjusted Operating Income
Operating Income	$102,029	$93,665	$216,765	$191,787
Certain stock-based compensation expense (a)	1,465	2,274	3,858	9,171
Amortization of intangible assets (b)	3,126	4,091	6,259	8,182
Transaction expenses (c)	2,725	—	2,725	—

Adjusted Operating Income	$109,345	$100,030	$229,607	$209,140

EBITDA & Adjusted EBITDA
Net income	$46,116	$75,332	$108,061	$126,468
Income tax expense	30,759	10,190	71,821	44,440
Interest and other, net	25,154	8,143	36,883	20,879
Depreciation and amortization	17,613	18,536	36,116	36,394

EBITDA	119,642	112,201	252,881	228,181
Certain stock-based compensation expense (a)	1,465	2,274	3,858	9,171
Transaction expenses (c)	2,725	—	2,725	—

Adjusted EBITDA	$123,832	$114,475	$259,464	$237,352

Adjusted Net Income
Net income	$46,116	$75,332	$108,061	$126,468
Certain stock-based compensation expense (a)	1,465	2,274	3,858	9,171
Transaction expenses (c)	2,725	—	2,725	—
Amortization of intangible assets (b)	3,126	4,091	6,259	8,182
Amortization or write-off of debt issuance costs and write-off of original issue discount	8,628	1,206	9,826	2,400
Net gain on sale of state and local transportation business (d)	—	(5,681)	—	(5,681)
Release of income tax reserves (e)	—	(23,584)	—	(24,048)
Adjustments for tax effect (f)	(6,378)	(3,028)	(9,068)	(7,901)

Adjusted Net Income	$55,682	$50,610	$121,661	$108,591

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	144,249,162	141,259,964	143,648,477	140,600,986

Adjusted Net Income Per Diluted Share (g)	$0.39	$0.36	$0.85	$0.77

Free Cash Flow
Net cash provided by operating activities	$315,705	$123,273	$389,748	$177,117
Less: Purchases of property and equipment	(10,406)	(26,039)	(14,375)	(43,640)

Free Cash Flow	$305,299	$97,234	$375,373	$133,477

(a)	Reflects stock-based compensation expense for options for Class A Common Stock and restricted shares, in each case, issued in connection with the Acquisition of our Company by The Carlyle Group (the Acquisition) under the Officers’ Rollover Stock Plan. Also reflects stock-based compensation expense for Equity Incentive Plan Class A Common Stock options issued in connection with the Acquisition under the Equity Incentive Plan.
(b)	Reflects amortization of intangible assets resulting from the Acquisition.
(c)	Reflects debt refinancing costs incurred in connection with the Recapitalization Transaction consummated on July 31, 2012.
(d)	Three and six months ended September 30, 2011 reflects the gain on sale of our state and local transportation business, net of the associated tax benefit of $1.6 million.
(e)	Reflects the release of income tax reserves.
(f)	Reflects tax effect of adjustments at an assumed marginal tax rate of 40%.
(g)	Excludes an adjustment of approximately $7.6 million and $8.9 million of net earnings for the three and six months ended September 30, 2012, respectively, associated with the application of the two-class method for computing diluted earnings per share.

Exhibit 5

Booz Allen Hamilton Holding Corporation

Operating Data

	As of September 30,
(Amounts in millions)	2012	2011
Backlog
Funded	$3,516	$3,438
Unfunded (1)	2,785	3,349
Priced Options (2)	6,147	6,068

Total Backlog	$12,448	$12,855

(1)	Reflects a reduction by management to the revenue value of orders for services under two existing single award ID/IQ contracts, based on an established pattern of funding under these contracts by the U.S. government.
(2)	Amounts shown reflect 100% of the undiscounted revenue value of all priced options.

	As of September 30,
	2012	2011
Book-to-Bill *	2.6	2.2

*	Calculated as the change in total backlog during the relevant fiscal quarter plus the relevant fiscal quarter revenue, all divided by the relevant fiscal quarter revenue.

	As of September 30,
	2012	2011
Headcount
Total Headcount	23,963	25,804
Consulting Staff Headcount	21,556	23,278

	Three Months Ended September 30,		Six Months Ended September 30,
	2012	2011	2012	2011
Percentage of Total Revenue by Contract Type
Cost-Reimbursable (3)	57%	54%	57%	54%
Time-and-Materials	29%	31%	29%	31%
Fixed-Price (4)	14%	15%	14%	15%

(3)	Includes both cost-plus -fixed-fee and cost-plus -award fee contracts.
(4)	Includes fixed-price level of effort contracts.

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011
Days Sales Outstanding **	57	68

**	Calculated as total accounts receivable divided by revenue per day during the relevant fiscal quarter.